Exhibit 5.2

October 30, 2014

Urstadt Biddle Properties Inc.

321 Railroad Avenue

Greenwich, Connecticut 06830

Re:

Registration Statement on Form S-3 (Reg. No. 333-198664)

Ladies and Gentlemen:

We have acted as special Maryland counsel to Urstadt Biddle Properties Inc., a Maryland corporation (the “Company”), in connection with the offer and sale of 3,000,000 shares of the Company’s 6.75% Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Shares”), as covered by the Company’s Registration Statement on Form S-3 (Registration Number 333-198664), as amended through the date hereof (the “Registration Statement”). The Shares addressed by this opinion include the “Firm Shares” and the “Option Shares” (as both of those terms are defined in the Underwriting Agreement referenced below).

We have examined the Registration Statement, the Equity Underwriting Agreement, dated October 21, 2014 (the “Underwriting Agreement”), between the Company and BMO Capital Markets Corp., for itself and as representative of the Underwriters named therein, pursuant to which the Shares are being issued and sold, the charter and the bylaws of the Company, certain records of proceedings of the board of directors of the Company and committees thereof with respect to the issuance and sale of the Shares and the transactions contemplated by the Underwriting Agreement, and such other corporate records, certificates and documents as we deemed necessary for the purpose of this opinion.  We have relied as to certain factual matters on information obtained from public officials and from officers of the Company.  Based on that examination, it is our opinion that the Shares, when issued and sold under the circumstances contemplated in the Registration Statement, and the shares of the Company’s Class A Common Stock, par value $0.01 per share, issuable upon conversion of the Shares, when issued upon conversion of the Shares as contemplated by the charter of the Company, will be legally issued, fully paid and non-assessable.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland.  In giving our opinion as to the valid issue of some shares of Class A Common Stock upon conversion of the Shares, we are assuming that there

Urstadt Biddle Properties Inc.

October 30, 2014

will be an adequate number of authorized but unissued shares of the Class A Common Stock available for issuance upon any such conversion.  The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:  /s/  J.W. Thompson Webb

     Principal